Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Completes Transaction

Divesting TRISENOX® to Cephalon, Inc.

July 19, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) announced today that the transaction divesting the TRISENOX brand to Cephalon, Inc. (NASDAQ: CEPH) has been completed. Cephalon has paid to CTI and its affiliates an aggregate of approximately $68 million for TRISENOX and certain proteasome assets, which remains subject to a final closing working capital adjustment. In addition, CTI may receive in the future up to an additional $100 million if certain sales and regulatory milestones are achieved. CTI used a portion of the proceeds from the sale to repay PharmaBio Development.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These risks include, but are not limited to, the risk that milestone payments under the agreement with Cephalon will not be achieved, that the Company will not successfully execute its strategy to continue the development of its product pipeline and advance XYOTAX toward commercialization or reduce its operational expenses as planned, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q, and 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

www.cticseattle.com